Exhibit 5.1

[Letterhead of Hogan & Hartson LLP]

June 13, 2007

Board of Directors

Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603-8605

Ladies and Gentlemen:

We are acting as counsel to Trex Company, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the offering of one or more series of securities of the Company with an aggregate public offering price of up to $100,000,000 as set forth in the prospectus dated June 6, 2007 (the “Prospectus”) and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion is delivered in connection with the proposed public offering by the Company of up to $97,500,000 in aggregate original principal amount of the Company’s 6.00% Convertible Senior Subordinated Notes due 2012 (the “Notes”) and shares of common stock, par value $0.01 per share, of the Company that may be issued by the Company upon conversion of the Notes (the “Shares”), as described in a supplement to the Prospectus dated June 13, 2007 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1. An executed copy of the Registration Statement.

2. The Prospectus.

3. The Prospectus Supplement.

4. The form of Indenture relating to the Notes to be entered into by the Company and The Bank of New York, as trustee (the “Trustee”).

5. The form of Supplemental Indenture relating to the Indenture to be entered into by the Company and the Trustee.

6. The form of global certificate representing the Notes.

7. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on May 29, 2007 and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

8. The Amended and Restated By-laws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

9. Resolutions of the Board of Directors of the Company adopted at a meeting held on May 21, 2007 and resolutions of a committee of the Board of Directors of the Company adopted at a meeting held on June 12, 2007 relating to, among other things, the execution, delivery and performance of the Indenture, as supplemented by the Supplemental Indenture, the authorization, issuance and sale of the Notes, and the authorization of the Shares for issuance upon conversion of the Notes, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

10. A certificate of officers of the Company dated the date hereof as to certain facts relating to the Company.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended; and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinions expressed herein are based on a review of those laws that, in our experience, are generally recognized as being applicable to the transactions contemplated in the Documents.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) assuming due execution and delivery of the Indenture and the Supplemental Indenture by the Company and the Trustee and due execution, authentication, issuance and delivery of the Notes as provided in the Indenture, as supplemented by the Supplemental Indenture, the Notes constitute valid and binding obligations of the Company; and

(b) following issuance of the Shares upon conversion of the Notes in accordance with their terms and the terms of the Indenture, as supplemented by the Supplemental Indenture, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed in paragraph (a) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP

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